                                                              EXHIBIT 99.B16

                         EXHIBIT OF PERFORMANCE CALCULATIONS

         This exhibit reflects the calculation of certain performance figures that appear under "Performance" in the Part B Statement of Additional
          Information ("Part B") of Tax-Exempt California Money Market Fund
                                    (the "Fund").

     1. Formula. The Fund's current yield quotation is based on a seven-day period and is calculated as follows. The first calculation is net investment income per share, which is accrued interest on portfolio securities, plus or minus amortized discount or premium (excluding market discount), less accrued expenses. This number is then divided by the price per share (expected to remain constant at $1.00) at the beginning of the period ("base period return"). The result is then divided by 7 and multiplied by 365 and the resulting yield figure is carried to the nearest one-hundredth of one percent. Realized capital gains or losses and unrealized appreciation or depreciation of investments are not included in the calculation.

     The Fund's effective yield is determined by taking the base period return (calculated as described above) and calculating the effect of assumed compounding. The formula for the effective yield is:
                             365/7
     (base period return + 1)      - 1.

     The tax equivalent yield of the Fund is computed by dividing that portion of the Fund's yield (calculated as described above) which is tax-exempt by (one minus the stated income tax rate) and adding the result to that portion, if any, of the yield of the Fund that is not tax-exempt.

     2. Performance Reflected. The representative yield calculations reflected herein are for the seven-day period ended September 30, 1988.

     3. Yield. First, net investment income per share for the last day of the seven-day period is calculated. The following figures are provided for this purpose:

     a. Accrued interest, including amortization of premium and discount, for September 30, 1988 equals $20,107.63.

     b.  Accrued expenses for September 30, 1988 equal $2,367.00.

     c. The number of outstanding shares of record for dividend purposes on September 30, 1988 equals 128,953,145.06.

     Net investment income per share for September 30, 1988 is then calculated as follows:

                                        Accrued Interest-Accrued Expenses
     Net Investment Income Per Share =  ---------------------------------
                                            Record Date Shares

                         $20,107.63 - $2,367.00
                         ---------------------- = $.000137574/Share
                          128,953,145.06

     Net investment income for the other six days in the seven-day period is then calculated in the same manner. The resulting figures for each of the seven days in the period are added together to obtain the net investment income per share for the period as follows:

                                                  Net Investment
          Date                                    Income Per Share
          ----                                    ----------------
     September 30, 1988                           $.000137574/Share
     September 29, 1988                            .000140796
     September 28, 1988                            .000139765
     September 27, 1988                            .000138303
     September 26, 1988                            .000138590
     September 25, 1988                            .000140777
     September 24, 1988                            .000140777
                                                  -----------
     TOTAL                                        $.000976582/Share

     Then, base period return is calculated.

                                          Net Investment Income Per Share
                    Base Period Return =  -------------------------------
                                                   Price Per Share

                           $.000976582/Share
                           ----------------- = .000976582
                                $1.00/Share

     Then, yield is calculated.

                                    Base Period Return
                            Yield = ------------------ X 365
                                           7

                                     .000976582
                                  =  ---------- X 365 = .0509
                                          7

     The decimal return is converted to a percentage by multiplying by 100.

                                    .0509 X 100 = 5.09%

     4. Effective Yield. The base period return for use in the formula for effective yield set forth in Sub-section 1 above is the same as calculated in Sub-section 3 above.

                                                             365/7
                   Effective Yield = (Base Period Return + 1)      - 1

                                                     365/7
                                   = (.000976582 + 1)      - 1

                                                 365/7
                                   = (1.00976852)      - 1

                                   = 1.0522 - 1

                                   = .0522

     The decimal return is converted to a percentage by multiplying by 100.

                                     .0522 X 100 = 5.22%

     5. Tax Equivalent Yield. Tax equivalent yield is reflected in the Part B assuming a maximum combined federal and State of California income tax rate of 39.2%. Using the Fund's yield as calculated in Sub-section 3 above, 100% of which is tax-exempt, the tax equivalent yield of the Fund is calculated as follows:

                                    5.09%
        Tax Equivalent Yield  = --------------
                                [1 - tax rate]

                              =   5.09%
                                ----------
                                [1 - .392]

                                5.09%
                              = -----
                                .608

                              = 8.37%

     Based upon the maximum federal income tax rate of 33%, the Fund's tax equivalent yield is calculated as follows:

                                    5.09%
        Tax Equivalent Yield  = --------------
                                [1 - tax rate]

                              =   5.09%
                                ----------
                                [1 - .33]

                                5.09%
                              = -----
                                .67

                              = 7.60%